Exhibit 99.2

CONNECTANDSELL, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

AS MARCH 31, 2026 AND FOR THE THREE MONTHS ENDED

MARCH 31, 2026 AND 2025

CONNECTANDSELL, INC.

CONTENTS

Page

UNAUDITED CONDENSED FINANCIAL STATEMENTS

Unaudited Condensed Balance Sheets	1

Unaudited Condensed Statements of Operations	2

Unaudited Condensed Statements of Stockholders’ Deficit	3

Unaudited Condensed Statements of Cash Flows	4

Notes to Unaudited Condensed Financial Statements	5 – 26

CONNECTANDSELL, INC.

UNAUDITED CONDENSED BALANCE SHEETS

As of March 31, 2026 and December 31, 2025

		(Audited)
ASSETS
	March 31, 2026	December 31, 2025
Current assets
Cash and cash equivalents	$452,782	$1,478,736
Accounts receivable, net allowance for doubtful accounts
of $5,000 and $34,040, respectively	1,143,176	1,476,913
Other receivables	39,262	40,702
Prepaid expenses and other current assets	173,339	176,329
Right of use assets, current portion	30,204	52,452

Total current assets	1,838,763	3,225,132

Property and equipment, net	15,254	14,311
Internally developed software, net	911,647	969,183
Other assets	42,937	42,937

Total assets	$2,808,601	$4,251,563

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities	$-	$207,648
Line of credit, net of discount	4,961,754	4,961,754
Current portion long-term debt, net of discount	4,139,298	4,057,046
Related party notes payable and accrued interest	31,118	54,053
Lease liability, current portion	952,921	924,075
Accounts payable	990,670	890,412
Accrued expenses and other current liabilities	6,843,043	7,785,463
Deferred revenue	1,334,193	1,334,193
Deferred stock liability

Total current liabilities	19,252,997	20,214,644

Total liabilities	19,252,997	20,214,644

Commitments and Contingencies (Note 10)

Stockholders' deficit
Series A convertible preferred stock, $0.0001 par value;
3,086,832 shares authorized; 2,753,489 shares issued and outstanding
(aggregate liquidation preference of $812,279)	751,930	751,930

Series B convertible preferred stock, $0.0001 par value;
1,913,379 shares authorized; 943,813 shares issued and outstanding
(aggregate liquidation preference of $595,121)	536,426	536,426

Common stock, $0.0001 par value; 140,000,000 shares authorized;
29,653,140 shares issued and outstanding, respectively	2,966	2,966
Additional paid-in capital	40,365,502	40,328,485
Accumulated deficit	(58,101,220)	(57,582,888)

Total stockholders' deficit	(16,444,396)	(15,963,081)

Total liabilities and stockholders' deficit	$2,808,601	$4,251,563

See notes to unaudited condensed financial statements.

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2026 and 2025

	2026	2025

Revenues	$3,090,625	$3,485,515

Cost of revenue	376,206	567,220

Gross profit	2,714,419	2,918,295

Operating expenses
Engineering, research and development	803,991	701,977
Sales and marketing	1,422,676	1,756,936
General and administrative	700,836	741,306

Total operating expenses	2,927,503	3,200,219

Loss from operations	(213,084)	(281,924)

Other income (expense)	1,430	(1,022)

Interest expense	(299,102)	(1,607,126)

Net loss before provision for taxes	(510,756)	(1,890,072)

Income tax provision	(7,576)	(266)

Net loss	$(518,332)	$(1,890,338)

See notes to unaudited condensed financial statements.

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS' DEFICIT

For the three months ended March 31, 2026 and 2025

	Convertible Preferred Stock						Additional		Total
	Series A		Series B		Common stock		Paid-in	Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2024	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$39,536,082	$(54,471,420)	$(13,644,016)
Stock-based compensation	-	-	-	-	-	-	174,000	-	174,000
Net loss	-	-	-	-	-	-	-	(1,890,338)	(1,890,338)
Balance at March 31, 2025	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$39,710,082	$(56,361,758)	$(15,360,354)
Balance at December 31, 2025	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$40,328,485	$(57,582,888)	$(15,963,081)
Stock-based compensation	-	-	-	-	-	-	37,017	-	37,017
Net loss	-	-	-	-	-	-	-	(518,332)	(518,332)
Balance at March 31, 2026	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$40,365,502	$(58,101,220)	$(16,444,396)

See notes to unaudited condensed financial statements.

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2026 and 2025

	2026	2025
Cash flows from operating activities
Net loss	$(518,332)	$(1,890,338)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	175,263	202,422
Amortization of debt discount and issuance costs	-	15,174
Stock-based compensation	37,017	174,000
Noncash operating lease expense	22,248	20,933
Noncash interest expense	-	1,334,193
Changes in operating assets and liabilities:
Accounts receivable	333,737	929,833
Other receivables	1,440	-
Prepaid expenses and other current assets	2,990	(134,714)
Lease liability	(22,935)	(20,933)
Accounts payable	28,846	(172,546)
Accrued expenses and other current liabilities	100,258	58,992
Accrued interest on related party notes payable	207,252	47,905
Deferred revenue	(942,420)	431,185

Net cash (used in) provided by operating activities	(574,636)	996,106

Cash flows from investing activities

Capitalized internal use software development costs	(115,193)	(153,864)
Purchase of property and equipment	(3,477)	-

Net cash used in investing activities	(118,670)	(153,864)

Cash flows from financing activities
Advances from line of credit	2,274,340	3,858,781
Repayments on line of credit	(2,481,988)	(4,828,898)
Repayments on related party notes	(125,000)	(300,000)

Net cash used in financing activities	(332,648)	(1,270,117)

Net decrease in cash and cash equivalents	(1,025,954)	(427,875)

Cash and cash equivalents, beginning of period	$1,478,736	$1,318,599

Cash and cash equivalents, end of period	$452,782	$890,724

Supplemental disclosure of cash flows information:
Cash paid for interest	$120,525	$198,272
Cash paid for income taxes	$7,576	$266

Noncash financing activities:
Vesting of deferred stock and related liability	$-	$1,334,193

See notes to unaudited condensed financial statements.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Organization

Nomea, Inc. (the “Company”) was incorporated in Delaware on May 9, 2007 and amended its Articles of Incorporation on September 27, 2010 at which time the Company changed its name to ConnectAndSell, Inc. The Company is the first sales acceleration solution that improves the efficiency and effectiveness of critical business functions like outbound prospecting, qualifying marketing leads and channeling market development. The Company delivers conversations on demand, using a combination of proprietary switching technology and human intelligence which navigates voice mail, IVR phone menu trees and gatekeepers to allow customers to better focus and optimize their selling efforts. The Company’s product is sold as a “SAAS” (Software as a Service) product, principally to customers in North America.

Going Concern

As shown in the accompanying financial statements, the Company has negative working capital and has suffered recurring operating losses and, as of March 31, 2026, had an accumulated deficit of $58,101,220, debt that matured in March 2026 and a line of credit that matures in December 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these unaudited condensed financial statements. Management’s plans in regard to this matter consist of taking steps to improve profitability and cash flows resulting from increased bookings, due to continuous efforts to increase new revenues and improve marketing strategies. Management also plans to continue to get an extension of the Company’s outstanding debt. Additionally, as discussed in Note 10, the Company is in process of negotiating a sale of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the valuation of its common stock, options, warrants, allowance for credit losses, deferred tax assets and the related valuation allowance and capitalization and amortization of software development costs.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of March 31, 2026 and December 31, 2025, cash and cash equivalents consist of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash equivalents with high credit-quality financial institutions.

Accounts Receivable

The Company generally does not require collateral or other security in support of accounts receivable and does not charge interest on past due balances. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition, using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current credit risk rating, collection pattern of customers, as well as for changes in economic environmental conditions. The Company analyzes the need for reserves for potential credit losses and records allowances for credit losses when necessary. The Company writes off accounts against the allowance after all attempts at collection have been exhausted. Recoveries of accounts receivable previously written off are recorded when received. At March 31, 2026 and December 31, 2025, the Company recorded an allowance for credit losses of $5,000 and

$34,040, respectively.

The following table presents the activity in the allowance for credit losses for accounts receivable for the three months ended March 31, 2026 and 2025:

Beginning balance as of January 1, 2025	$271,546
Current-period provision for expected credit losses	-
Write-offs charged against the allowance	(60,900)
Ending balance as of March 31, 2025	$210,646

Beginning balance as of January 1, 2026	$34,040
Current-period provision for expected credit losses	-
Write-offs charged against the allowance	(29,040)
Ending balance as of March 31, 2026	$5,000

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States. At times cash balances may exceed federal insurance limits. However, given the credit quality of these banks, the Company believes any credit risk to be low.

As of and for the three months ended March 31, 2026, the Company had two customers who accounted for approximately 16% and 11% of total accounts receivable and there was one customer who accounted for approximately 19% of total revenues.

As of December 31, 2025, the Company had two customers who accounted for approximately 26% and 11% of total accounts receivable. and there was one customer who accounted for approximately 18% of total revenues. For the three months ended March 31, 2025, the Company had one customer who accounted for approximately 14% of total revenues.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally one to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairments have been identified as of December 31, 2025 or during the three months ended March 31, 2026.

Revenue from Contracts with Customers

The Company recognizes revenue in accordance with ASC 606 (“ASC 606”), Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

-
Identification of the contract, or contracts, with a customer;
-
Identification of the performance obligations in the contract;
-
Determination of the transaction price;
-
Allocation of the transaction price to the performance obligations in the contract; and
-
Recognition of revenue when, or as, the Company satisfies a performance obligation.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

The Company offers its software under a cloud-based delivery model, where it provides access to its SAAS model where customers do not have the contractual right to take possession of the software. The Company sells “usage based” licenses, which is the usage of the product by the hour, by the connection or by the dial. Revenue on usage-based licenses is recognized in the period the usage has taken place. The Company also sells its services pursuant to license agreements, which includes named user licenses (“NULs”) which are single seat licenses with unlimited use, which range from two weeks to five years. Revenue on NULs is recognized ratably over the contract term.

All of the Company’s revenue and accounts receivable are generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the Company's customers at an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The majority of customer contracts have performance obligations that the Company satisfies over time and revenue is recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under ASC 606. The transaction price is allocated to each distinct performance obligation recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies and tracks the performance obligations at contract inception so that the Company can monitor and account for the performance obligations over the life of the contract.

The Company’s contracts typically contain a single performance obligation consisting of the SAAS in a multi-tenant environment where support and maintenance are included for customers. Contracts with multiple performance obligations may contain additional software products or professional services.

For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (“SSP”) for any distinct good or service, the Company may be required to allocate the transaction price to each performance obligation using its best estimate for the SSP.

The Company’s SAAS contracts are recognized over time, generally using an output method for dials or connects expended to measure usage. For named user licenses and sessions with unlimited dials, revenues are recognized ratably over the term of the contracted period. Professional services are recognized over the service term using an output method or the right to invoice practical expedient, when applicable.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Customer payment terms vary by arrangement although payments are typically due within 15 - 45 days of invoicing. The timing between the satisfaction of the performance obligations and the payment is not significant and the Company currently does not have any significant financing components or significant extended payment terms.

Disaggregated Revenue

The Company disaggregates revenue from contracts with customers by “Product Type” as it best describes the product offering as it flows through revenue. For all such revenue types, the revenue recognition is over time. The disaggregated revenue for the three months ended March 31 was as follows:

Product Type	2026	2025
Smart Dials	$34,427	$94,856
NUL	2,979,425	3,312,796
Connects	4,385	40,950
Other	72,388	36,913
Total Revenue	$3,090,625	$3,485,515

Practical Expedients and Exemptions

There are several practical expedients and exemptions allowed under ASC 606 that impact timing of revenue recognition and the Company’s disclosures. Below is a list of practical expedients the Company applied in the adoption and application of ASC 606:

Application Practical Expedients

o
The Company does not evaluate a contract for a significant financing component if payment is expected within one year or less from the transfer of the promised items to the customer.

o
The Company generally expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expense in the consolidated statements of operations.

o
The Company is permitted to recognize revenue at the amount to which it has the right to invoice for services performed if the Company’s right to payment is for an amount that corresponds directly with the value provided to the customer.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in accounts receivable or contract liabilities (deferred revenue) in the Company’s consolidated balance sheets. The Company records deferred revenue when the Company has received or has the right to receive consideration, but has not yet transferred goods or services to the customer.

The Company generally invoices customers in advance of the service period. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, or in revenue depending on whether the revenue recognition criteria has been met. Paid and unpaid invoice amounts for non-cancellable services occurring in future periods are included in deferred revenue.

The opening balances (January 1, 2025) of contract assets and liabilities were as follows:

Accounts receivable, net	$3,141,063
Deferred revenue	$7,444,552

Contract Costs

Costs to Obtain Contracts

The Company has determined that the only incremental costs incurred to obtain contracts with customers within the scope of ASC 606 are sales commissions paid to its employees. It is the Company’s policy to record sales commissions as an asset and amortize to expense ratably over the determined period of benefit. The balance was not significant to the Company’s financial statements and therefore not recorded in the Company’s balance sheet as of March 31, 2026 and December 31, 2025.

The Company applies the practical expedient in ASC 606 and expenses costs as incurred for sales commissions when the amortization period would have been one year or less.

Costs to Fulfill Contracts

The Company has concluded that the fulfillment costs associated with its contracts do not meet the capitalization criteria in Topic 340 and should not be capitalized and amortized.

Stock-based Compensation

GAAP establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Under GAAP, share-based compensation cost is determined at the grant date using an option-pricing model. The value of the awards that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period. Options attributable to non-employees are amortized over the service period and the unvested portion of these options is re-measured at each vesting date.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are charged to operations as incurred.

Internal-use Software

The Company develops internal-use software as required to support its operations. Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test. Application development stage costs generally include costs associated with software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and minor enhancements are expensed as incurred. Capitalized costs are amortized using the straight- line method over three years. The Company assesses the potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying value of the internal-use software may not be recoverable. No such impairments were identified as of December 31, 2025 or during the three months ended March 31, 2026 and 2025.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expense for the three months ended March 31, 2026 and 2025 was $3,762 and

$43,135, respectively and included in sales and marketing expenses in the statement of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against the Company’s deferred income tax assets when it is more likely than not that the asset will not be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that are more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The Company follows authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth disclosures regarding unrecognized tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax positions as income tax expense.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This ASU became effective for the Company on January 1, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides (1) a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the assets and (2) entities other than public business entities with an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. This ASU is effective for the Company beginning on January 1, 2026. The adoption of ASU 2025-05 did not have a material impact on the Company’s financial statements.

In September 2025, the FASB issued ASU 2025‑06, Intangibles—Goodwill and Other—Internal‑Use Software (Subtopic 350-40), which updates guidance for capitalizing internal-use software costs. The new standard removes stage-based rules and requires capitalization only when management has authorized and funded the project and it is probable the software will be completed and used as intended. This ASU is effective for fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of this new guidance on its financial statements.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 – FAIR VALUE MEASUREMENT

The Company measures and discloses fair value measurements as required by GAAP. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, GAAP uses a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace.
•
Level 3 - Unobservable inputs that are supported by little or no market activity.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The major categories of assets and liabilities measured at fair value at March 31, 2026 and December 31, 2025 are cash and cash equivalents, which are Level 1 and the deferred stock liability (see Note 6), which is Level 3.

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets consisted of the following as of:

	March 31, 2026	December 31, 2025
Software subscriptions	$75,516	$35,956
Insurance	11,420	20,646
Communications	31,344	31,344
Data	50,025	75,107
Other prepaid expenses	4,034	13,276
Total Prepaid and other current assets	$173,339	$176,329

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

Property and equipment consisted of the following as of:

	March 31, 2026	December 31, 2025
Computers, equipment and leasehold improvements	$114,983	$111,506
Less: accumulated depreciation and amortization	(99,729)	(97,195)
Total Property and equipment, net	$15,254	$14,311

Depreciation expense was $2,534 and $4,402 for the three months ended March 31, 2026 and 2025, respectively.

Internally Developed Software

Internally developed software consisted of the following:

	March 31, 2026	December 31, 2025
Capitalized internally developed software	$8,573,489	$8,458,296
Less: accumulated depreciation and amortization	(7,661,842)	(7,489,113)
Total Internally developed software, net	$911,647	$969,183

Amortization expense was $172,729 and $198,019 for the three months ended March 31, 2026 and 2025, respectively.

As of March 31, 2026, future amortization expense is as follows:

Year Ending December 31,
2026	$437,897
2027	334,544
2028	129,606
2029 and thereafter	9,600

Total amortization expense	$911,647

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Employee-related liabilities	$430,650	$422,498
Accrued cost of revenues	75,568	84,123
Professional and other fees	143,529	31,373
Other accrued liabilities	340,923	352,418
Total accrued expenses	$990,670	$890,412

NOTE 5 – DEBT

In June 2021, the Company entered into a loan and security agreement with a commercial bank. The loan is secured by all of the Company’s property. Under the agreement, the Company received an advance of $3 million under the term loan which bears interest at 2% above the Prime Rate, defined as the greater of 4% per annum or the variable rate of interest that appears in the Wall Street Journal. The maturity date of the term loan is June 28, 2024. Proceeds from the term loan were used to exercise a buyout option in the Royalty Purchase Agreement and repay the then outstanding term loan of $1.5 million. The agreement also provided access to a $3 million revolving line of credit which bears the same interest rate as the term loan and a maturity date of June 28, 2023. In May 2023, the loan and security agreement was amended to extend the maturity date of the revolving line of credit to June 28, 2025 and to amend a certain financial covenant.

In October 2022, the loan agreement was amended to waive a default related to a certain financial covenant and will not continue to forbear on such covenant without the continuing security of a Third-Party Pledge Agreement. The Company entered into a Consideration and Repayment Agreement with one of the principals of the Company to provide additional cash security in the form of a pledged cash account at the bank. This principal entered into a Third-Party Pledge Agreement with the bank and deposited $2.3 million of personal funds, whereby the bank shall have first priority interest in the pledged account.

Under the Consideration and Repayment Agreement, the Company shall make three payments to this principal as follows: a) $50,000 in November 2022, b) $80,000 in December 2022, and $100,000 in January 2023, which were recorded as interest expense. As the principal borrowed the funds used for the pledged account, the principal must make monthly interest payments to a brokerage firm on such borrowing, thus, the Company shall make such monthly interest payments for the principal. The Company recorded interest expense for these payments as incurred. During 2023, in connection with the amendment to the loan and security agreement discussed below, this agreement was terminated.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 – DEBT (Continued)

The Company also granted the principal 2,500,000 deferred stock units. If any payments to the principal as discussed above are delayed, the Company shall grant an additional 350,000 deferred stock units. If the bank draws on the pledged account to cover any payment default by the Company under the loan agreement, the Company shall grant an additional 2,850,000 deferred stock units. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the principal’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events are not currently considered probable of occurring, no expense for the deferred stock units has been recorded in these financial statements.

In December 2023, the loan and security agreement was amended as follows:

•
The revolving line of credit was amended to $2.5 million. Advances shall bear interest at a per annum rate equal to 2.0% above the Prime Rate. In December 2024, the revolving line of credit was amended to $3.5 million. As of March 31, 2026 and December 31, 2025, the interest rate was 8.75% and 8.75%, respectively and the balance on the line of credit was $0 and $207,648, respectively.
•
A Cash Secured Line of up to $2.5 million was added. Cash Secured Advances shall bear interest at a rate equal to 0.25% above the Prime Rate. The Company took advances of $2.5 million in 2023 and fully repaid the balance during the year ended December 31, 2024.
•
A Securities Secured Line of up to $5 million was added. Securities Secured Advances shall bear interest at a rate equal to the Prime Rate. As of March 31, 2026 and December 31, 2025, the interest rate was 6.75% and 8.50%, respectively. During 2023, the Company took advances of $4,961,754. As of March 31, 2026 and December 31, 2025, the balance was $4,961,754. The debt issuance cost incurred were capitalized and are being amortized over the term of the debt. During the three months ended March 31, 2026 and 2025, the Company recorded interest expense of $0 and $15,174, respectively related to the debt issuance costs amortization. At March 31, 2026 and December 31, 2025, there was $0 unamortized debt issuance costs.
•
The previous outstanding term loan balance was repaid in full by the proceeds from the initial Securities Secured Advance. Upon repayment in full of the term loan, the Third-Party Pledge Agreement from October 2022 was terminated and the assets subject to such agreement was released to such Pledgor.
•
The maturity date for all of the credit facilities was December 27, 2025. In September 2025, the maturity date of the revolving line was extended to December 26, 2026. In January 2026, the maturity date of the Securities Secured Line was extended to March 27, 2026 and in April 2026, the balance was repaid in full (see further discussion in Note 11).
•
As a condition of the credit increase, a full guarantee by one of the principals of the Company is required.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 – DEBT (Continued)

In December 2023, the Company entered into a Guaranty Compensation Agreement with principals of the Company, providing a personal guarantee to the bank up to a maximum of $5 million. In the event of a Change of Control, the Company shall pay to the principals: a) $3 million if a Change of Control occurs within six months, b) $5 million if a change of control occurs more than six months but prior to 12 months, or c) $7.5 million if a Change of Control occurs more than 12 months. As a Change of Control is not currently considered probable of occurring, no liability has been recorded in these financial statements.

NOTE 6 – RELATED PARTY NOTES PAYABLE

The components of related party notes payable are:

	March 31, 2026	December 31, 2025
Interest-bearing notes payable on demand	$1,762,232	$1,762,232
Accrued interest	2,377,066	2,294,814
Total Related party notes payable	$4,139,298	$4,057,046

In December 2016, $520,000 non-interest bearing unsecured promissory notes with officers of the Company, $105,000 of reimbursable legal fees and additional advances of $1,212,000 were converted into two junior demand unsecured promissory notes totaling $1,837,000, bearing interest at 20% per annum and payable on-demand. In conjunction with this agreement, the Company issued warrants for 13,709,612 shares of common stock to the junior demand promissory note holders with an exercise price of $0.52 and a term of 10 years. The allocated fair value of the warrants of $1,473,267 was recorded as interest expense (See Note 8 for further details).

In December 2017, additional advances of $385,000 were converted into a junior demand unsecured promissory note bearing interest at 20% per annum and payable on-demand.

In September 2020, the Company entered into forbearance agreements with the related party lenders whereby the Company asked the lenders to forbear from exercising certain rights and remedies under the Demand Notes. The agreement effectively amended the original Demand Notes by allowing the Company to pay the lenders interest beginning January 10, 2021 through December 10, 2021. As consideration, the Company paid forbearance fees to the lenders in the form of 9,800,000 deferred common shares, which will be issued immediately prior to the occurrence of a liquidity event. A liquidity event is not currently considered probable of occurring, thus no expense for the deferred common shares has been recorded in these financial statements.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 – RELATED PARTY NOTES PAYABLE (Continued)

In June 2021, the Company granted 12,175,000 deferred stock units to the lenders for the subordination of the related party notes to the loan and security agreement with the commercial bank discussed in Note 5. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the lender’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events were not currently considered probable of occurring, no expense for the deferred stock units was recorded in the financial statements as of December 31, 2024.

In March 2024, the forbearance agreements were amended to provide that the interest on the loans covered by such forbearance agreements shall be calculated on a compound basis for the date the loans were first made and interest began accruing. The deferred stock agreements were also amended to provide that: (i) in the event of a Change of Control in which the consideration payable in such change of control transaction is anything other than cash or cash equivalents, the grantees shall have the option of receiving the cash equivalent of the value of the deferred stock at such time in lieu of accepting the stock; and (ii) the time for issuance of the shares shall be the earlier of (x) the election by the grantees, which may be made no sooner than one year from the date of the amendment of the deferred stock agreements and no later than five years after the grantee’s separation from service, or (y) a change of control of the Company. In March 2025, which is one year from the amendment date, the grantees had the right to make the election for the issuance of the shares, as such the fair value of these shares were recorded as interest expense for $1,334,193. The fair value of the shares was estimated using the purchase price from the contemplated transaction in Note 10. As the grantees have the option of receiving cash, it has been classified as a liability under ASC 480, Distinguishing Liabilities from Equity.

In September 2025, the forbearance agreements were amended to add that interest shall be compounded daily from the date the loans were first made and interest began accruing. In September 2025, the Company also approved payment of interest at 20% annually, compounded daily, on an interest balance owed from 2017 for the use of one of the same lender’s personal credit cards used to fund certain business expenses. In accordance with ASC 470‑50, Debt — Modifications and Extinguishments, the Company evaluated whether the amendment represented a substantial modification of the original debt. Based on this evaluation, the Company concluded that the amended terms resulted in a substantial change in the economic characteristics of the debt. As a result, the amendment was accounted for as a debt extinguishment. The extinguishment resulted in a loss of $1,084,608, which is included in other expense in the statement of operations for year ended December 31, 2025.

For the three months ended March 31, 2026 and 2025, the Company paid $0 of accrued interest on the demand promissory notes and interest-bearing notes. Interest expense on these notes was $207,252 and $86,905 for the three months ended March 31, 2026 and 2025, respectively.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY

At March 31, 2026 and December 31, 2025, the authorized capital stock of the Company consisted of 145,000,211 shares of capital stock comprising 140,000,000 shares of common stock and 5,000,211 of convertible preferred stock. All classes of the Company’s stock have

$0.0001 par value.

Stockholder Notes Receivable

In January 2015, the Company awarded three officers of the Company the right to each purchase 2,200,000 shares of Common stock, par value of $0.001, at a price of $0.45 per share under Restricted Stock Purchase Agreements. In consideration for such shares, the Company accepted nonrecourse promissory notes in the principal amount of $990,000 from each officer. The notes shall accrue interest at 1.75% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes has been paid in full. In July 2022, these notes were amended to extend the due date by one year. During 2022, One officer paid $15,000 in accrued interest to the Company. This payment was recognized as interest income in 2022. No payments were made in 2026 or 2025.

Under the agreements, the vesting schedule requires that ¼th of the shares purchased shall vest on the 12-month anniversary of the vesting start date and then 1/48th of the shares shall vest each anniversary thereafter. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.45 per share. Shares were fully vested in 2019.

In December 2017, a similar Restricted Stock Purchase Agreement was issued to an officer to purchase 5,431,731 shares of Common Stock par value $.001, at an exercise price of $0.52. The shares shall vest using the same schedule as the aforementioned 2015 awards. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.52 per share. A nonrecourse note for $2,824,500 was accepted from the officer for consideration of such shares. The notes shall accrue interest at 2.11% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes have been paid in full.

Upon any exercise by the Company of the Repurchase Option as defined in the Restricted Stock Purchase Agreement, the notes shall be deemed to have been repaid in an amount equal to the greater of (i) $0.0001 per share that is repurchased by the Company pursuant to the exercise of the Repurchase Right and (ii) that portion of the aggregate principal and accrued but unpaid interest of the notes as is equal to the portion that the shares being repurchased by the Company bears to the total number of shares originally purchased by the note holder pursuant to the Purchase Agreement.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Stockholder Notes Receivable (Continued)

Under the above Restricted Stock Agreements, total vested shares were 12,031,731 at March 31, 2026 and December 31, 2025. All shares were fully vested as of December 31, 2021. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

During 2015 and 2016, an officer of the Company exercised fully vested options in exchange for two non-recourse loans:

•
A promissory note for $99,999, dated May 8, 2015. Interest shall accrue at the rate of 1.53% per annum, compounded annually.
•
A promissory note for $47,969 dated July 11, 2016. Interest shall accrue at the rate of 1.43% per annum, compounded annually.

For both notes, the unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. For accounting purposes, this transaction was treated as an option modification (a modification of the term) resulting in a 1-time incremental stock compensation expense of $39,140 in 2016. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet. The May 8, 2015 promissory note was amended in 2022 to extend the due date by one year and to adjust the interest rate during that extended year to accrued at the rate of 1.74% per annum, and in 2023 to extend the due date by one additional year to March 15, 2024.

In 2021, an officer of the Company exercised fully vested options in exchange for a limited recourse promissory note for $42,560, dated July 8, 2021. Interest shall accrue at the rate of 1.74% per annum, compounded annually. The unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

In August 2025, all of the stockholder notes were amended to extend the maturity date to May 31, 2026. After the original 7-year maturity date of the notes, interest shall accrue monthly at the applicable short-term federal rate. As of March 31, 2026 and December 31, 2025, the short-term federal rate was 3.53% and 3.60%, respectively.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Convertible Preferred Stock

The significant features of the Company’s convertible preferred stock are as follows:

Dividend provisions

The holders of Series A and Series B preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available thereof, when and if declared by the Board of Directors, at a rate of $0.018 and $0.037 per share, respectively, per annum, adjustable for certain events, such as stock splits, stock dividends, combinations, subdivisions and recapitalizations and the like. There have been no declared dividends to date.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and Series B shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of common stock, an amount equal to the sum of the applicable original issue price for such series of Preferred Stock, plus declared but unpaid dividends on such share. Original issue price shall mean $0.295 and $0.63055 for Series A and Series B, respectively, plus all declared but unpaid dividends. If assets are not sufficient to permit such payment, payment will be made ratably among the holders of the convertible preferred stock in proportion to the full amounts to which they would otherwise be entitled.

Following the payment of this liquidation amount, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each.

Conversion rights

Each outstanding share of Series A and Series B is convertible, at the option of the holder, into fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the applicable original issue price for such series in effect on the date of conversion and shall be subject to adjustment in the event of the issuance of any additional stock without consideration or for a consideration per share less than the conversion price applicable to such series of preferred stock in effect immediately prior to the issuance of such additional stock, as well as stock splits, dividends and combinations.

The original issuance price and current conversion price for Series A and Series B is $0.295 and

$0.63055 per share.

Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion price, upon the consent of the holders of more than 50% of the then-outstanding shares of preferred stock, or upon the closing of a public offering of common stock with gross proceeds of at least $20,000,000.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Convertible Preferred Stock (Continued)

Voting rights

The holders of each share of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible. The holders of common stock are entitled to one vote per share of common stock held by the stockholder.

Redemption rights

The preferred stock is not redeemable at the option of the holder.

The following are common shares reserved for future issuance as of March 31, 2026:

Outstanding stock options-2007 plan	15,092,988
Outstanding stock options-2017 plan	37,043,355
Options available for future issuance	668,491
Outstanding warrants	16,509,612
Series A Preferred Stock	2,753,489
Series B Preferred Stock	943,813
Restricted stock	12,963,720
Deferred stock	24,475,000
Total	110,450,468

NOTE 8 – WARRANTS

In 2016, the Company issued warrants to officers of the Company to purchase 2,000,000 shares of common stock, at a price of $0.52 per share and a term of 10 years, relating to an unconditional deficiency guaranty issued to the Lenders in conjunction with their 50/50 loan to the Company. The Company also issued warrants to purchase 13,709,612 shares of common stock in connection with the issuance of the junior demand promissory notes (see Note 6, Related Party Promissory Notes), at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $2,557,645 at their issuance dates in 2016. These warrants expire December 2026.

In 2018, the Company issued warrants to a consultant to purchase 800,000 shares of common stock at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $378,410 at their issuance date in 2018 and was recorded as stock compensation expense. These warrants expire in August 2028.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION

On December 22, 2017 the Company’s Board of Directors adopted and approved the 2017 Stock Option and Grant Plan (the “2017 Option Plan”). The 2017 Option Plan reserved 2,686,846 shares (rolled over from the Company’s 2007 Option Plan) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for issuance in connection with the 2017 Option Plan and that such shares shall, when issued and paid for in accordance with the provisions of the 2017 Option Plan, constitute validly issued, fully paid and non-assessable shares of Common Stock. Under the 2007 Option Plan, 16,352,988 and 19,885,000 options were issued and remain outstanding as of March 31, 2026 and December 31, 2025, respectively. No further shares are reserved for future issuance under the 2007 Plan.

In November 2019, the Board of Directors and stockholders approved an increase in the number of shares authorized for issuance in the 2017 Stock Option and Grant Plan to 37,716,846.

The 2017 Option Plan provides for the grant of incentive and non-statutory stock options to employees, outside directors and consultants of the Company. Only employees shall be eligible for the grant of incentive stock options. The term of each Stock Option shall be fixed by the Board of Directors, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee is a Ten Percent Owner on the grant date of an Incentive Stock Option granted to such employee, the term of such Incentive Stock Option shall be no more than five years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant. All other options are exercisable only to the extent vested.

The exercise price of both incentive and non-statutory stock options granted under the 2017 Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Incentive stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at no less than 110% of the estimated fair value of the common stock on the date of grant.

Summary

For the three months ended, March 31, 2026 and 2025, the Company recorded stock-based compensation expense of $37,017 and $174,000, respectively.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION (Continued)

Stock option activity for the three months ended March 31, 2026 and 2025 is as follows:

	Shares	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2024	58,258,842	$0.52	4.106

Options forfeited	(21,875)	$0.53
Options expired	(3,492,997)	$0.45

Outstanding at March 31, 2025	54,743,970	$0.52	3.964

Outstanding at December 31, 2025	52,496,343	$0.52	3.556

Options expired	(360,000)	$0.52

Outstanding at March 31, 2026	52,136,343	$0.52	3.333
Vested and expected to vest at March 31, 2026	51,005,443	$0.52	3.325
Vested and exercisable at March 31, 2026	50,337,270	$0.52	3.253

As of March 31, 2026 and December 31, 2025, there was $196,018 and $232,201, respectively, of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.95 and 2.18 years, respectively.

The fair value of options vested for the three months ended March 31, 2026 and 2025 was $157,103 and $175,352, respectively.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities under a non-cancelable operating lease with an expiration date of July 2026. In March 2023, the Company entered into a Lease Extension Agreement for its office facility to extend the term for a period of three years commencing in August 2023 and terminating in July 2026, with monthly payments ranging from $7,380 to $7,838.

Rent expense related to the Company’s operating leases was $22,827 and $22,827 for the three months ended March 31, 2026 and 2025, respectively. Cash paid for rent was $23,513 and $22,827 for the three months ended March 31, 2026 and 2025, respectively.

Future minimum payments under non-cancelable leases are as follows as of March 31, 2026:

For the Year Ending December 31,

2026	$31,251
Total	31,351
Less imputed interest	(233)
Present value of lease liability	$31,118

Upon commencement of the Lease Extension Agreement in August 2023, the Company recorded a right-of-use asset and related lease liability of $251,070.

The Company’s lease contracts do not provide a readily determinable implicit rate. The Company used its estimated incremental borrowing rate of 6%, which was based on information available at the inception of the lease. The weighted average remaining term at March 31, 2026 was 0.33 years.

Contingencies

In March 2026, the Company received a letter from an officer asserting that, pursuant to an employment agreement dated September 2021, the officer is entitled to a payment of at least

$2.0 million upon the closing of a contemplated asset purchase transaction (the “Contemplated Transaction”). The officer indicated that, absent written assurances of payment prior to closing, they intend to pursue legal remedies.

In April 2026, the Company received a letter from a financial advisor asserting that, under a letter agreement dated August 2023 (the “Letter Agreement”), approximately $2.0 million is payable upon closing of the Contemplated Transaction. The financial advisor further asserts that, because the Contemplated Transaction does not provide for assumption of the Company’s obligations under the Letter Agreement by the prospective acquirer, the Company must arrange alternative means of settlement acceptable to the advisor. The financial advisor has indicated it intends to pursue available legal or equitable remedies if the matter is not resolved.

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

The Company is currently evaluating these claims. At this time, the Company is unable to reasonably estimate the likelihood of loss or the amount or range of any potential loss, if any, related to these matters. Accordingly, no liability has been recorded in the accompanying financial statements as of March 31, 2026 and December 31, 2025.

In November 2025, the Company entered into a non-binding Letter of Intent (LOI) to be acquired. The LOI outlines preliminary terms and conditions for a potential acquisition; however, it is non-binding and subject to the negotiation and execution of definitive agreements, completion of due diligence, and customary closing conditions. There can be no assurance that the transaction will be completed on the terms contemplated or at all.

NOTE 11 – SUBSEQUENT EVENTS

In April 2026, the Company entered into a Debt Assumption and Repayment Agreement with an officer of the Company. The officer assumed and paid off the loan balance and accrued interest totaling $4,970,489 in exchange for the Company’s agreement to pay the officer the full amount upon closing of the Contemplated Transaction.

In May 2026, the Company redeemed and canceled a total of 8,339,719 shares of common stock for a purchase price of $0.52 per share from two officers of the Company, in full satisfaction of amounts due under the nonrecourse promissory notes related to restricted stock purchase agreements and option exercises from 2015 and 2017 discussed in Note 7.

Subsequent events have been evaluated through June 5, 2026, which is the date of the financial statements were issued or available to be issued. Other than events already disclosed in these financial statements, no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes.